Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of CONSOL Energy, Inc. and Subsidiaries and to the incorporation by reference therein of our report dated February 17, 2009 (except for SFAS 160 Adoption in Note 1, as to which the date is June 19, 2009), with respect to the consolidated financial statements and schedule of CONSOL Energy, Inc. and Subsidiaries included in its Current Report on Form 8-K filed on June 26, 2009 and our report dated February 17, 2009 with respect to the effectiveness of internal control over financial reporting of CONSOL Energy, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 26, 2009